Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 155-I dated November 4, 2008	Term Sheet to Product Supplement No. 155-I Registration Statement No. 333-130051 Dated November 4, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Reference Stocks due November 29, 2013

General

  The notes are designed for investors who seek variable annual Coupon Payments that are linked to the performance of an equally weighted basket of 10 Reference Stocks, subject to a Coupon Cap of 12.00% per year. Investors should be willing to forgo dividend payments on the Reference Stocks and any return on their investment beyond the Coupon Payments, if any, while seeking full principal protection at maturity.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing November 29, 2013†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about November 24, 2008 and are expected to settle on or about November 28, 2008.

Key Terms

Basket:

The Basket consists of 10 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Reference Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.

Coupon Rate:

The Coupon Rate for each Coupon Payment Date will be a percentage equal to the sum of the Stock Performance of each Reference Stock on the Coupon Determination Date x the Stock Weighting for such Reference Stock, provided, in each case, that the Coupon Rate will not be less than 0%.

Coupon Payment:	The Coupon Payment per $1,000 principal amount note payable on each Coupon Payment Date will equal $1,000 x Coupon Rate.
Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 principal amount note of $1,000 (plus the final Coupon Payment, if any).
Coupon Payment Dates†:	November 28, 2009, November 28, 2010, November 28, 2011, November 28, 2012 and November 29, 2013
Coupon Determination Dates†:	The third business day before each Coupon Payment Date.
Stock Performance:

The Stock Performance for a Reference Stock on any Coupon Determination Date will be:

(1) if the Stock Return on such day is greater than the Stock Return Threshold, the Coupon Cap, or

(2) if the Stock Return is less than or equal to the Stock Return Threshold, the Stock Return.

The Stock Performance for a Reference Stock may be positive, zero or negative.

Stock Return Threshold:	0%
Stock Return:	With respect to a Reference Stock, on any trading day:
Final Share Price – Initial Share Price Initial Share Price
Coupon Cap:	12%
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date divided by the Share Adjustment Factor for such Reference Stock.
Final Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the applicable Coupon Determination Date.
Share Adjustment Factor:

With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 155-I for further information.

Maturity Date†:	November 29, 2013
CUSIP:	48123LUY8
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Coupon Payments” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 155-I.

Investing in the Contingent Coupon Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 155-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $60.00 per $1,000 principal amount note and would use a portion of that commission to pay selling concessions to other dealers of approximately $40.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The concessions of approximately $40.00 include concessions to be allowed to selling dealers and concessions to be allowed to an arranging dealer. The actual commission received by JPMSI may be less than $60.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be paid to other dealers, exceed $60.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-35 of the accompanying product supplement no. 155-I.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

November 4, 2008

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 155-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 155-I dated November 4, 2008. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 155-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 155-I dated November 4, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005406/e33448_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company, “ “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The Reference Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock	Exchange	Stock Weighting	Initial Share Price*

CL	Colgate-Palmolive Company	NYSE	1/10
GIS	General Mills, Inc.	NYSE	1/10
GOOG	Google Inc.	NASDAQ	1/10
MCD	McDonald’s Corporation	NYSE	1/10
MMM	3M Company	NYSE	1/10
MON	Monsanto Company	NYSE	1/10
MRK	Merck & Co., Inc.	NYSE	1/10
NUE	Nucor Corporation	NYSE	1/10
PM	Philip Morris International Inc.	NYSE	1/10
UNP	Union Pacific Corporation	NYSE	1/10

* The Initial Share Price of each Reference Stock will be determined on the pricing date.

Selected Purchase Considerations

  PRESERVATION OF CAPITAL AT MATURITY — You will receive at least 100% of the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Reference Stocks. Because the notes are our senior unsecured obligations, any Coupon Payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  ANNUAL COUPON PAYMENTS — The notes offer the potential to earn annual Coupon Payments with a variable Coupon Rate that will not be less than 0% or greater than the Coupon Cap of 12.00%. The Coupon Rate is equal to the weighted average Stock Performance of the Reference Stocks, provided that the Coupon Rate will not be less than 0%. For each Reference Stock, the Stock Performance on any Coupon Determination Date will be equal to (i) the Coupon Cap if the closing price of one share of such Reference Stock has appreciated from the pricing date to such Coupon Determination Date or (ii) the Stock Return for such Reference Stock, which will be zero or negative, if the closing price of one share of such Reference Stock has remained flat or depreciated from the pricing date to such Coupon Determination Date. Accordingly, you will receive a Coupon Payment on a Coupon Payment Date if the closing prices of a sufficient number of the Reference Stocks have appreciated, regardless of the magnitude of such appreciation, from the pricing date to the applicable Coupon Determination Date to offset the negative Stock Return of any other Reference Stock.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-1
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 10 REFERENCE STOCKS — The Coupon Rate on the notes is linked to the performance of an equally weighted Basket, which consists of 10 Reference Stocks. These Reference Stocks are the common stocks of Colgate-Palmolive Company, General Mills, Inc., Google Inc., McDonald’s Corporation, 3M Company, Monsanto Company, Merck & Co., Inc., Nucor Corporation, Philip Morris International Inc. and Union Pacific Corporation.
  TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 155-I. Subject to the limitations described therein, in the opinion of our special tax counsel, Davis Polk & Wardwell, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You will generally be required to recognize interest income in each year at the “comparable yield,” as determined by us, although we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes. Generally, amounts received at maturity or earlier sale or exchange in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income), with the balance treated as capital loss, which may be subject to limitations. Purchasers who are not initial purchasers of notes at the issue price should consult their tax advisers with respect to the tax consequences of an investment in the notes, including the treatment of the difference, if any, between their basis in the notes and the notes’ adjusted issue price.
  Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax treatment of owning and disposing of the notes.
  COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on November 3, 2008 and we had determined the comparable yield on that date, it would have been an annual rate of 7.40%, compounded semi-annually. The actual comparable yield that we will determine for the notes may be more or less than 7.40%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 155-I dated November 4, 2008.

  YOU MAY NOT RECEIVE COUPON PAYMENTS ON YOUR NOTES — Your only return on the notes will be the annual Coupon Payments, if any, that may be paid over the term of the notes. If the closing prices of one or more of the Reference Stocks have declined from the pricing date to the applicable Coupon Determination Date, resulting in negative Stock Returns for such Reference Stocks, any such negative Stock Returns could offset entirely the positive contribution to the Coupon Rate from any other Reference Stocks that have positive Stock Returns. Under these circumstances, the Coupon Rate will be equal to 0% and no Coupon Payment will be made on the applicable Coupon Payment Date. If the Coupon Rate is 0% for each of the Coupon Payment Dates, you will not receive any Coupon Payment over the term of the notes. At maturity, you will receive a cash payment equal to $1,000 per $1,000 principal amount note.
  LIMITED RETURN ON THE NOTES — The appreciation potential of the notes is limited by the Coupon Cap of 12%. On each Coupon Determination Date, even if one or more of the Stock Returns is greater than 12%, the Coupon Rate will not exceed 12%. Accordingly, your return on each Coupon Payment Date will be limited, regardless of the actual appreciation of the closing prices of the Reference Stocks, which may be significant.
  CHANGES IN THE CLOSING PRICES OF THE REFERENCE STOCKS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted Basket consisting of 10 Reference Stocks. Price movements in the Reference Stocks may change such that the Stock Returns for the Reference Stocks on any Coupon Determination Date may not correlate with each other. At a time when the closing prices of one or more of the Reference Stocks increases, the closing prices of the other Reference Stocks may not increase as much or may even decline in value. Therefore, in calculating the Coupon Rate for any Coupon Payment Date, any positive contribution from a Reference Stock with a positive Stock Return may be moderated, or more than offset, by declines in the closing prices of the other Reference Stocks. There can be no assurance that the Final Share Price for any Reference Stock will be higher than its Initial Share Price on any Coupon Determination Date.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-2
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CORRELATION OF PERFORMANCES AMONG THE REFERENCE STOCKS MAY REDUCE THE PERFORMANCE OF THE NOTES — Performances among the Reference Stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in the primary securities markets for the Reference Stocks. High correlation during periods of negative returns among the Reference Stocks could cause the Coupon Payments to be zero and reduce the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to either or both of the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you on any Coupon Payment Date.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Reference Stock to reflect certain events affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 155-I for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Reference Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Reference Stocks;
    the time to maturity of the notes;
    the dividend rates paid on the Reference Stocks;
    the correlation of performances of the Reference Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the occurrence of certain events affecting the issuers of the Reference Stocks that may or may not require an adjustment to the applicable Share Adjustment Factor, including a merger or acquisition; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-3

Hypothetical Calculation of the Coupon Rate for a Coupon Payment Date

The following tables and examples illustrate hypothetical Coupon Rates for a Coupon Payment Date for a basket of ten hypothetical Reference Stocks, each with a hypothetical Initial Share Price of $100 and a hypothetical Final Share Price as set forth in the table for each example. The actual Initial Share Price for each actual Reference Stock included in the Basket will be determined on the pricing date and will likely be different from the hypothetical Initial Share Price and different from one another. The actual Final Share Price for each actual Reference Stock included in the Basket will be determined on the applicable Coupon Determination Date and will likely be different from the hypothetical Final Share Prices set forth below. The hypothetical Coupon Rates set forth below are for illustrative purposes only and may not be the actual Coupon Rates for any Coupon Payment Date applicable to a purchaser of the notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Example 1:

TABLE 1

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$100.10	0.10%	12.00%	1.20%
Stock 2	$ 100.05	0.05%	12.00%	1.20%
Stock 3	$100.50	0.50%	12.00%	1.20%
Stock 4	$101.00	1.00%	12.00%	1.20%
Stock 5	$102.00	2.00%	12.00%	1.20%
Stock 6	$95.00	-5.00%	-5.00%	-0.50%
Stock 7	$102.50	2.50%	12.00%	1.20%
Stock 8	$97.00	-3.00%	-3.00%	-0.30%
Stock 9	$105.00	5.00%	12.00%	1.20%
Stock 10	$104.00	4.00%	12.00%	1.20%

			Total =	8.80%

			Coupon Rate =	8.80%

Explanation for Example 1

As illustrated by Table 1 above, because 8 of the 10 Reference Stocks have positive Stock Returns, ranging from 0.05% to 5.00%, and even though the other 2 Reference Stocks (Stock 6 and Stock 8) have negative Stock Returns of -5.00% and -3.00%, the Coupon Rate is 8.80%, and the investor receives a Coupon Payment on the applicable Coupon Payment Date of $88.00 per $1,000 principal amount note. Even when most of the Reference Stocks only have modest positive Stock Returns, as long as the negative Stock Returns for the other Reference Stocks are sufficiently small, the investor will still receive a Coupon Payment on the applicable Coupon Payment Date.

Example 2:

TABLE 2

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$105.00	5.00%	12.00%	1.20%
Stock 2	$110.00	10.00%	12.00%	1.20%
Stock 3	$90.00	-10.00%	-10.00%	-1.00%
Stock 4	$50.00	50.00%	12.00%	1.20%
Stock 5	$112.00	12.00%	12.00%	1.20%
Stock 6	$130.00	30.00%	12.00%	1.20%
Stock 7	$65.00	-35.00%	-35.00%	-3.50%
Stock 8	$101.00	1.00%	12.00%	1.20%
Stock 9	$50.00	-50.00%	-50.00%	-5.00%
Stock 10	$104.00	4.00%	12.00%	1.20%

			Total =	-1.10%

			Coupon Rate =	0.00%

Explanation for Example 2

As illustrated by Table 2 above, even though 7 of the 10 Reference Stocks have positive Stock Returns, ranging from 1.00% to 50.00%, because the other 3 Reference Stocks (Stock 3, Stock 7 and Stock 9) have significant negative Stock Returns of -10.00%, -35.00% and -50.00%, the weighted average Stock Performance is -1.10%. However, because the Coupon Rate may not be less than 0%, the Coupon Rate is 0%, and the investor receives no Coupon Payment on the applicable Coupon Payment Date. Even when most of the Reference Stocks have significant positive Stock Returns, as long as the negative Stock Returns for the other Reference Stocks are sufficiently large, the investor may receive no Coupon Payment on the applicable Coupon Payment Date.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-4

Example 3:

TABLE 3

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$115.00	15.00%	12.00%	1.20%
Stock 2	$110.00	10.00%	12.00%	1.20%
Stock 3	$120.00	20.00%	12.00%	1.20%
Stock 4	$150.00	50.00%	12.00%	1.20%
Stock 5	$130.00	30.00%	12.00%	1.20%
Stock 6	$130.00	30.00%	12.00%	1.20%
Stock 7	$135.00	35.00%	12.00%	1.20%
Stock 8	$125.00	25.00%	12.00%	1.20%
Stock 9	$145.00	45.00%	12.00%	1.20%
Stock 10	$110.00	10.00%	12.00%	1.20%

			Total =	12.00%

			Coupon Rate =	12.00%

Explanation for Example 3

As illustrated by Table 3 above, even though all 10 Reference Stocks have significant positive Stock Returns, ranging from 10.00% to 50.00%, because the Coupon Rate may not be more than the Coupon Cap of 12.00%, the Coupon Rate is equal to the Coupon Cap of 12.00%, and the investor receives the maximum Coupon Payment on the applicable Coupon Payment Date of $120.00 per $1,000 principal amount note. Even when all of the Reference Stocks have significant positive Stock Returns, the Coupon Payment on the applicable Coupon Payment Date is limited by the Coupon Cap.

Example 4:

TABLE 4

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$100.10	0.10%	12.00%	1.20%
Stock 2	$100.05	0.05%	12.00%	1.20%
Stock 3	$101.00	1.00%	12.00%	1.20%
Stock 4	$101.50	1.50%	12.00%	1.20%
Stock 5	$100.20	0.20%	12.00%	1.20%
Stock 6	$100.30	0.30%	12.00%	1.20%
Stock 7	$100.50	0.50%	12.00%	1.20%
Stock 8	$101.00	1.00%	12.00%	1.20%
Stock 9	$102.00	2.00%	12.00%	1.20%
Stock 10	$100.75	0.75%	12.00%	1.20%

			Total =	12.00%

			Coupon Rate =	12.00%

Explanation for Example 4

As illustrated by Table 4 above, even though all 10 Reference Stocks have positive Stock Returns, albeit only moderately positive, ranging from 0.10% to 2.00%, the Coupon Rate is equal to the Coupon Cap of 12.00%, and the investor receives the maximum Coupon Payment on the applicable Coupon Payment Date of $120.00 per $1,000 principal amount note. As long as all of the Reference Stocks have positive Stock Returns, regardless of the magnitude of such positive Stock Returns, the investor receives the maximum Coupon Payment on the applicable Coupon Payment Date.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-5

Example 5:

TABLE 5

Reference Stock	Final Share Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting

Stock 1	$99.90	-0.10%	-0.10%	-0.01%
Stock 2	$ 99.95	-0.05%	-0.05%	-0.01%
Stock 3	$99.00	-1.00%	-1.00%	-0.10%
Stock 4	$98.50	-1.50%	-1.50%	-0.15%
Stock 5	$100.00	0.00%	0.00%	0.00%
Stock 6	$99.70	-0.30%	-0.30%	-0.03%
Stock 7	$99.50	-0.50%	-0.50%	-0.05%
Stock 8	$99.00	-1.00%	-1.00%	-0.10%
Stock 9	$98.00	-2.00%	-2.00%	-0.20%
Stock 10	$99.25	-0.75%	-0.75%	-0.08%

			Total =	-0.72%

			Coupon Rate =	0.00%

Explanation for Example 5

As illustrated by Table 5 above, because all 10 Reference Stocks have negative Stock Returns, albeit only moderately negative, ranging from -0.10% to -2.00%, the Coupon Rate is equal to 0%, and the investor receives no Coupon Payment on the applicable Coupon Payment Date. As long as all of the Reference Stocks have negative Stock Returns, regardless of the magnitude of such negative Stock Returns, the investor receives no Coupon Payment on the applicable Coupon Payment Date.

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-18 of the accompanying product supplement no. 155-I for more information.

Historical Information of the Reference Stocks and the Basket

The following graphs contained in this term sheet set forth the historical performance of the Reference Stocks (other than the common stock of Google Inc. and Philip Morris International Inc.) based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 3, 2003 through October 31, 2008, and the historical performance of the common stock of Google Inc. and Philip Morris International Inc. from August 20, 2004 and March 21, 2008, respectively, to October 31, 2008. We obtained the closing prices and other market information in this term sheet from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in any Coupon Payment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-6

Colgate-Palmolive Company (“Colgate-Palmolive”)

According to its publicly available filings with the SEC, Colgate-Palmolive is a consumer products company whose primary lines of business are in two segments: Oral, Personal and Home Care; and Pet Nutrition. The common stock of Colgate-Palmolive, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Colgate-Palmolive in the accompanying product supplement no. 155-I. Colgate-Palmolive’s SEC file number is 001-00644.

Historical Information of the Common Stock of Colgate-Palmolive

The following graph sets forth the historical performance of the common stock of Colgate-Palmolive based on the weekly closing price (in U.S. dollars) of the common stock of Colgate-Palmolive from January 3, 2003 through October 31, 2008. The closing price of the common stock of Colgate-Palmolive on November 3, 2008 was $63.53.

General Mills, Inc. (“General Mills”)

According to its publicly available filings with the SEC, General Mills is a global manufacturer and marketer of branded consumer foods sold through retail stores. The common stock of General Mills, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of General Mills in the accompanying product supplement no. 155-I. General Mills SEC file number is 001-01185.

Historical Information of the Common Stock of General Mills

The following graph sets forth the historical performance of the common stock of General Mills based on the weekly closing price (in U.S. dollars) of the common stock of General Mills from January 3, 2003 through October 31, 2008. The closing price of the common stock of General Mills on November 3, 2008 was $67.90.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-7

Google Inc. (“Google”)

According to its publicly available filings with the SEC, Google is a global technology leader focused on improving the ways people connect with information. The class A common stock of Google, par value $0.001 per share (which we refer to as the “common stock of Google”), is listed on The NASDAQ Stock Market, which we refer to as the Relevant Exchange for purposes of Google in the accompanying product supplement no. 155-I. Google’s SEC file number is 000-50726.

Historical Information of the Common Stock of Google

The following graph sets forth the historical performance of the common stock of Google based on the weekly closing price (in U.S. dollars) of the common stock of Google from August 20, 2004 through October 31, 2008. The common stock of Google commenced trading on the NASDAQ Stock Market on August 20, 2004. The closing price of the common stock of Google on November 3, 2008 was $346.49.

McDonald’s Corporation (“McDonalds”)

According to its publicly available filings with the SEC, McDonalds primarily franchises and operates McDonalds restaurants in the food service industry. These restaurants serve a value-priced menu in more than 100 countries around the world. The common stock of McDonalds, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of McDonalds in the accompanying product supplement no. 155-I. McDonalds’ SEC file number is 001-05231.

Historical Information of the Common Stock of McDonalds

The following graph sets forth the historical performance of the common stock of McDonalds based on the weekly closing price (in U.S. dollars) of the common stock of McDonalds from January 3, 2003 through October 31, 2008. The closing price of the common stock of McDonalds on November 3, 2008 was $57.03.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-8

3M Company (“3M”)

According to its publicly available filings with the SEC, 3M is a diversified technology company with involvement in the following businesses: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electronics and communications. The common stock of 3M, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of 3M in the accompanying product supplement no. 155-I. 3M’s SEC file number is 001-03285.

Historical Information of the Common Stock of 3M

The following graph sets forth the historical performance of the common stock of 3M based on the weekly closing price (in U.S. dollars) of the common stock of 3M from January 3, 2003 through October 31, 2008. The closing price of the common stock of 3M on November 3, 2008 was $64.11.

Monsanto Company (“Monsanto”)

According to its publicly available filings with the SEC, Monsanto, along with its subsidiaries, is a global provider of agricultural products to farmers, including seeds, biotechnology trait products and herbicides. The common stock of Monsanto, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Monsanto in the accompanying product supplement no. 155-I. Monsanto’s SEC file number is 001-16167.

Historical Information of the Common Stock of Monsanto

The following graph sets forth the historical performance of the common stock of Monsanto based on the weekly closing price (in U.S. dollars) of the common stock of Monsanto from January 3, 2003 through October 31, 2008. The closing price of the common stock of Monsanto on November 3, 2008 was $87.34.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-9

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. The common stock of Merck, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Merck in the accompanying product supplement no.
155-I. Merck’s SEC file number is 001-03305.

Historical Information of the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price (in U.S. dollars) of the common stock of Merck from January 3, 2003 through October 31, 2008. The closing price of the common stock of Merck on November 3, 2008 was $29.97.

Nucor Corporation (“Nucor”)

According to its publicly available filings with the SEC, Nucor and its subsidiaries manufacture and sell steel and steel products. Nucor is also one of North America’s largest recyclers, using scrap steel as the primary material in producing its products. The common stock of Nucor, par value $0.40 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Nucor in the accompanying product supplement no. 155-I. Nucor’s SEC file number is 001-04119.

Historical Information of the Common Stock of Nucor

The following graph sets forth the historical performance of the common stock of Nucor based on the weekly closing price (in U.S. Dollars) of the common stock of Nucor from January 3, 2003 through October 31, 2008. The closing price of the common stock of Nucor on November 3, 2008 was $37.83.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-10

Philip Morris International Inc. (“Philip Morris”)

According to its publicly available filings with the SEC, Philip Morris and its subsidiaries are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States. The common stock of Philip Morris, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Philip Morris in the accompanying product supplement no. 155-I. Philip Morris’ SEC file number is 001-33708.

Historical Information of the Common Stock of Philip Morris

The following graph sets forth the historical performance of the common stock of Philip Morris based on the weekly closing price (in U.S. dollars) of the common stock of Philip Morris from March 21, 2008 through October 31, 2008. The common stock of Philip Morris commenced trading on The New York Stock Exchange on March 17, 2008. The closing price of the common stock of Philip Morris on November 3, 2008 was $42.61.

Union Pacific Corporation (“Union Pacific”)

According to its publicly available filings with the SEC, Union Pacific owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad Company, links states in the western two-thirds of the country and serves the fastest-growing U.S. population centers. The common stock of Union Pacific, par value $2.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Union Pacific in the accompanying product supplement no. 155-I. Union Pacific’s SEC file number is 001-6075.

Historical Information of the Common Stock of Union Pacific

The following graph sets forth the historical performance of the common stock of Union Pacific based on the weekly closing price (in U.S. dollars) of the common stock of Union Pacific from January 3, 2003 through October 31, 2008. The closing price of the common stock of Union Pacific on November 3, 2008 was $64.35.

JPMorgan Structured Investments — Contingent Coupon Principal Protected Notes Linked to an Equally Weighted Basket of 10 Common Stocks	TS-11